RETENTION AGREEMENT FOR
EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER
THIS RETENTION AGREEMENT (“Agreement”), with an effective date of January 22, 2026 (the “Effective Date”), is made and entered into by and between Elme Communities, a real estate investment trust organized under the laws of the State of Maryland (the “Trust”), and Tiffany M. Butcher (“Employee”).
WHEREAS, Employee is employed in a key position with the Trust as its Executive Vice President and Chief Operating Officer;
WHEREAS, on October 30, 2025, at a special meeting of shareholders, the shareholders of the Trust approved the sale of 19 multifamily communities of the Trust to an affiliate of Cortland Partners, LLC for a purchase price of $1.606 billion (“Portfolio Sale Transaction”) and a voluntary Plan of Sale and Liquidation for the Trust, which contemplates the sale or disposition of all the Trust’s assets, the wind-down of the Trust’s business and affairs and the termination of the Trust’s existence by voluntary dissolution (the “Plan of Sale and Liquidation”);
WHEREAS, on November 12, 2025, the Trust consummated the Portfolio Sale Transaction;
WHEREAS, the Trust and Employee have previously entered into a Change in Control Agreement with an effective date of July 10, 2023 (the “Change in Control Agreement”) pursuant to which Employee would be eligible to receive certain payments and benefits in the event Employee is Involuntarily Terminated (as such term is defined in the Change in Control Agreement) following a Change in Control (as such term is defined in the Change in Control Agreement), and subject to the other terms and conditions of the Change in Control Agreement;
WHEREAS, the Portfolio Sale Transaction constituted a Change in Control pursuant to the terms of the Change in Control Agreement; and
WHEREAS, the Trust and Employee mutually desire to terminate the Change in Control Agreement, without payment of any termination benefits or other amounts pursuant thereto, and enter into this Agreement so that the Trust can be assured of Employee’s continued employment through the Retention Period (as defined herein) and so that Employee can have the opportunity to earn the payments as set forth herein.
NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree to the following terms:
1.    Retention Period.
A.    The Trust and Employee desire for Employee’s employment to continue from the Effective Date until the earlier of November 13, 2026 and the date that is forty-five (45) days after all of the Trust’s remaining properties have been sold (such date, the

“Retention Date” and the period from the Effective Date until the Retention Date, the “Retention Period”). During the period between the Effective Date and the date Employee’s employment with the Trust is terminated (the “Employment Period”), Employee will perform services in a manner consistent with Employee’s position as Executive Vice President and Chief Operating Officer of the Trust, subject to the general supervision and direction of the Chief Executive Officer of the Trust. Employee hereby agrees to devote substantially all of Employee’s business time, skill, attention, and reasonable best efforts to the faithful performance of such duties and to the promotion of the business and affairs of the Trust during Employee’s employment with the Trust.
B.    In consideration of the services rendered by Employee during the Employment Period, the Trust shall pay Employee a base salary at the gross annual rate of four hundred twenty-five thousand dollars ($425,000) (the “Base Salary”), payable in accordance with the Company’s applicable payroll practices. In addition, during the Employment Period, Employee shall be eligible to participate in or receive benefits under any employee benefit plan or arrangement now or in the future made available by the Trust generally to its similarly situated employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. For the avoidance of doubt, nothing in this Agreement shall affect the Trust’s right to change insurance carriers or to adopt, amend, terminate, or modify such plans and arrangements from time to time, provided that such changes apply to all similarly situated employees generally.
C.     Subject to Employee’s continued employment with the Trust through the Retention Date (except as set forth in Section 1.E.) and Employee’s compliance with Section 1.F, Employee has the opportunity to earn a lump-sum performance bonus under the Elme Communities Executive Officer Short-Term Incentive Plan (Effective as of November 13, 2025) (the “Incentive Bonus”), for services performed in connection with the Plan of Sale and Liquidation.
D.    Subject to Employee’s continued employment with the Trust through the Retention Date (except as set forth in Section 1.E.) and Employee’s compliance with Section 1.F, within sixty (60) days following the Retention Date, Employee shall receive a lump sum cash payment of $1,661,939 (the “Retention Payment”), net of applicable deductions and tax withholdings.
E.    In the event Employee’s employment with the Trust is Involuntarily Terminated (as defined below) prior to the Retention Date, then, subject to Employee’s compliance with Section 1.F, the Trust shall pay Employee the full amount of the Retention Payment within sixty (60) days of Employee’s date of termination, and Employee will remain eligible to receive a pro rata amount of the Incentive Bonus, pursuant to its terms, payable at the same time as such Incentive Bonus is paid to other participants in the Incentive Bonus program.
F.    As a condition to receiving the Retention Payment, Employee must sign a release of claims (the “Release”) in the form provided by the Trust, and any revocation period applicable to the Release must have expired within sixty (60) days following the earlier of the Retention Date or Employee’s date of termination. For the avoidance of doubt, if the Release is not signed and irrevocable within such sixty (60)-day period, Employee will not be entitled to payment of the Retention Payment.
G.    Employee’s employment will be deemed to have been “Involuntarily Terminated” only if (i) Employee’s employment is terminated by the Trust or any successor owner of the Trust without Cause, or (ii) Employee resigns because Employee’s Base Salary or Incentive Bonus opportunity are materially diminished without Employee’s consent, provided that (A) Employee gives written notice to the Trust within thirty (30) days following the first occurrence of the diminution or receipt of notice of the diminution of her objection to the diminution, (B) the Trust fails to remedy the diminution within thirty (30) days following Employee’s written notice, and (C) Employee terminates her employment within thirty (30) days following the Trust’s failure to remedy the diminution. For the avoidance of doubt, Employee understands and agrees that the definition of “Involuntarily Terminated” under the Change in Control Agreement is no longer applicable following the Effective Date.
H.    For purposes of this Agreement, a termination for “Cause” shall be deemed to occur only if the Trust terminates Employee’s employment for any of the following reasons: (1) commission by Employee of a felony or crime of moral turpitude; (2) conduct by Employee in the performance of Employee’s duties which is illegal, dishonest, fraudulent or disloyal; (3) the breach by Employee of any fiduciary duty Employee owes to the Trust; or (4) gross neglect of duty or poor performance which is not cured by Employee to the reasonable satisfaction of the Trust within 30 days of Employee’s receipt of written notice from the Trust advising Employee of said gross neglect or poor performance.
    2.    Section 280G. If, by virtue of receipt of the payments described in Section 1 above or any other payments in the nature of compensation, Employee is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code (the “Code,” and any payments subject to such excise taxes, the “Parachute Payments”), such Parachute Payments shall be reduced to the minimum extent necessary to avoid imposition of the excise tax, but only if such reduction would result in Employee retaining a greater amount after taking into account the excise tax that would be owed if no such reduction were made. If such reduction is required to be made, the Parachute Payments shall be reduced in such manner as required so as not to give rise to there being deemed to be more than one time or form of payment of any amount that constitutes nonqualified deferred compensation under Code Section 409A. Any reduction of payments required under this Section 2 shall occur only to the minimum extent necessary to avoid imposition of the excise tax.
3.    No Mitigation. If Employee’s employment is Involuntarily Terminated, Employee shall have no obligation to seek other employment in order to mitigate the payment of the amounts described in Section 1.E hereunder.

4.    Code Section 409A. It is intended that this Agreement and the payments hereunder will, to the fullest extent possible, be exempt from Code Section 409A, and the Agreement shall be interpreted to that end to the fullest extent possible. Notwithstanding the foregoing, the Company is under no obligation to compensate Employee if the payments hereunder fail to comply with Code Section 409A. In this regard, it is intended that, to the extent possible, the maximum amount of severance pay possible be exempt from Code Section 409A as separation pay upon involuntary separation from service under Treas. Regs. Section 1.409A-1(b)(9)(iii). However, to the extent that any payment or benefit (or portion thereof) provided pursuant to this Agreement is determined to be subject to Code Section 409A, this Agreement shall be interpreted in a manner that complies with Code Section 409A to the fullest extent possible.
If payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any tax under Code Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Code Section 409A). A termination of employment shall not be deemed to have occurred for purposes of this Agreement, unless such termination is also a “separation from service” within the meaning of Code Section 409A. For purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such “separation from service.” Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s separation from service from the Trust, the Trust has shares which are publicly-traded on an established securities market and Employee is a “specified employee” within the meaning of Code Section 409A, then no payment, compensation, benefit or entitlement payable or provided to Employee in connection with her separation from service that is determined, in whole or in part, to constitute a payment of nonqualified deferred compensation within the meaning of Code Section 409A shall be paid or provided to Employee before the earlier of (A) Employee’s death or (B) the day that is six (6) months after the date of her separation from service date (the “New Payment Date”). The aggregate of any payments, compensation, benefits and entitlements that otherwise would have been paid to Employee during the period between the date of her separation from service date and the New Payment Date shall be paid to Employee in a lump sum on such New Payment Date. Thereafter, any payments, compensation, benefits and entitlements that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. With regard to any provision herein that provides for reimbursement of expenses that are not excluded from Employee’s taxable income and are nonqualified deferred compensation subject to Section 409A, then except as otherwise permitted by Section 409A (i) the right to reimbursement shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made, as soon as practicable, but in any case on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred. For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
5.    Clawback Policy. All incentive-based compensation granted to Employee during Employee’s employment will be subject to the Compensation Recovery Policy of Elme Communities, as it may be amended for all employees generally from time-to-time.
6.    Limitations of Agreement. Nothing in this Agreement shall be construed to require the Trust or its successor owner to continue to employ Employee for any definite period of time. Either Employee or the Trust may terminate the employment relationship at any time with or without cause, unless otherwise expressly required by law or contract, and provided that the terms of this Agreement are observed.
7.    Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement or the Change in Control Agreement shall be resolved exclusively by final and binding arbitration administered by JAMS. The arbitration shall be conducted by a single arbitrator, selected in accordance with the Rules, and shall take place in Bethesda, Maryland. The arbitration and all related proceedings shall be confidential, except to the extent disclosure is required by law or necessary to enforce an arbitral award. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction. The parties expressly agree that this arbitration provision shall be governed by and enforceable under the Federal Arbitration Act (the “FAA”), and to the extent any state arbitration law is inconsistent with the FAA, the FAA shall govern. Each party shall bear its own costs in any arbitration proceeding held hereunder and the parties shall share the costs of the arbitrator.
8.    Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.
9.    Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Maryland, without regard to the principles of conflicts of law thereof.
10.    Assignability. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.
11.    Entire Agreement. This Agreement contains and represents the entire agreement of the parties and supersedes all prior agreements, representations or understandings, oral or written, express or implied, with respect to the subject matter hereof, including, without limitation, the Change in Control Agreement, any employment agreement and any offer letter entered into with Employee, which are hereby terminated and of no further force or effect. Employee further acknowledges and agrees that they have no rights to participate in the Trust’s

Amended and Restated Executive Officer Short-Term Incentive Plan or the Amended and Restated Executive Officer Long-Term Incentive Plan. This Agreement may not be modified or amended in any way unless in a writing signed by both parties.
12.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original and together which shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

EMPLOYEE	ELME COMMUNITIES
By: /s/ Tiffany M. Butcher Name: Tiffany M. Butcher Title: Executive Vice President and Chief Operating Officer Date: January 22, 2026	By: /s/ Paul T. McDermott Name: Paul T. McDermott Title: President and Chief Executive Officer Date: January 22, 2026